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As filed with the Securities and Exchange Commission on May 12, 2005

No. 333-122770

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5
TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BOISE CASCADE COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5030 (Primary Standard Industrial Classification Code Number)	20-2807265 (I.R.S. Employer Identification Number)

1111 West Jefferson Street, Boise, Idaho 83702, Telephone: (208) 384-6161
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

John W. Holleran
Karen E. Gowland
Boise Cascade Company
1111 West Jefferson Street
Boise, Idaho 83702
Telephone: (208) 384-6161
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Dennis M. Myers, P.C. Carol Anne Huff Kirkland & Ellis LLP 200 East Randolph Drive Chicago, Illinois 60601 Telephone: (312) 861-2000	William V. Fogg Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 Telephone: (212) 474-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Class A Common Stock, par value $0.01 per share	18,400,000	$26.00	$478,400,000	$56,307.68

(1)
Includes amount attributable to shares of Class A common stock that may be purchased by the underwriters under an option to purchase additional shares at the public offering price less the underwriters' discount.
(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3)
Previously paid.

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

            The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

          This Amendment No. 5 is being filed solely to file certain exhibits to the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

          Set forth below is an estimate (except in the case of the Securities and Exchange Commission registration fee, NASD filing fee and New York Stock Exchange listing fee) of the amount of fees and expenses, other than underwriting discounts, to be paid by us in connection with the issuance and distribution of the securities being registered hereby.

Securities and Exchange Commission registration fee	$67,678
NASD filing fee	58,000
New York Stock Exchange listing fee	250,000
Blue Sky fees and expenses (including attorneys' fees and expenses)	25,000
Printing expenses	750,000
Accounting fees and expenses	1,000,000
Transfer agent's fees and expenses	25,000
Legal fees and expenses	2,500,000
Miscellaneous fees and expenses	1,084,322

Total	$5,760,000

Item 14. Indemnification of Directors and Officers.

  General Corporation Law

          We will be incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of the Delaware General Corporation Law, as the same exists or may hereafter be amended (the "General Corporation Law"), inter alia, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that the person is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where a present or former director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses (including attorneys' fees) which such director or officer has actually and reasonably incurred.

          Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

  Amended and Restated Certificate of Incorporation and By-Laws

          Our amended and restated certificate of incorporation and our by-laws will provide for the indemnification of officers and directors to the fullest extent permitted by the General Corporation Law.

  Liability Insurance

          Our directors and officers are covered by insurance policies maintained by us against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  Underwriting Agreement

          The Underwriting Agreement (filed as Exhibit 1.1 to the Registration Statement) provides for the indemnification of our directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

          Boise Cascade Holdings, L.L.C. was formed in September 2004. Since the date of our formation, we have issued the following securities without registration under the Securities Act:

(1)
On October 29, 2004, we issued 66 million of our Series A Common Units and 109 million of our Series B Common Units to OfficeMax Incorporated for aggregate cash consideration of $96,428,571 and 440 million of our Series B Common Units to Forest Products Holdings, L.L.C. for aggregate cash consideration of $242,448,980 in a transaction exempt from registration under the Section 4(2) of the Securities Act as a transaction not involving a public offering. In connection with their investment, each of OfficeMax and FPH represented to us that it was acquiring the securities for its account for the purpose of investment and not with a view to the distribution or resale thereof, that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of purchasing the securities, that it understood that the securities were not being registered under the Securities Act and therefore could not be sold or otherwise disposed of without registration under the Securities Act and the stock certificate evidencing such securities bears a legend to the effect of the foregoing.

(2)
On October 29, 2004, Boise Cascade Company issued guarantees with respect to the $250 million in aggregate principal amount of Senior Floating Rate Notes due 2012 and $400 million in aggregate principal amount of 7 1/8% Senior Subordinated Notes due 2014 issued by its subsidiaries, Boise Cascade, L.L.C. and Boise Cascade Finance Corporation. These notes were issued to J.P. Morgan Securities Inc., Lehman Brothers Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co.,as initial purchasers, in a transaction exempt from registration under the Section 4(2) of the Securities Act as a transaction not involving a public offering. In connection with the purchase, each of the initial purchasers represented to us that it was a qualified institutional buyer ("QIB") within the meaning of Rule 144A and an accredited investor within the meaning of Rule 501(a) under the Securities Act and that it had not solicited offers by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act. The notes were resold by the initial purchasers by such initial purchasers pursuant to Rule 144A and Regulation S. The initial purchasers represented to us that they had not offered, and would not, offer or sell the securities to any person other persons whom they reasonably believed to be QIBs or in accordance with Regulation S. A commission of 2.50% was paid to the initial purchasers.

(3)
On December 10, 2004, we issued 35,600,120 of our Series C Common Units to Forest Products Holdings, L.L.C. in a transaction exempt from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering. Such units were issued to FPH pursuant to the terms of our LLC agreement to prevent dilution of FPH's interest in Boise Cascade Holdings, L.L.C. that would otherwise be caused by FPH's issuance of equity to members of our management.

Item 16. Exhibits and Financial Statement Schedules.

      •        Exhibits

        Reference is made to the attached Exhibit Index.

      •        Financial Statement Schedules

        All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 17. Undertakings.

          The undersigned registrant hereby undertakes as specified in the underwriting agreement to provide to the underwriters at closing certificates in such denominations and registered in such names as requested by the underwriters to permit prompt delivery to each purchaser.

          The undersigned registrant hereby undertakes:

          For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h)

under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, Boise Cascade Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on May 12, 2005.

Boise Cascade Company
By:	/s/ W. THOMAS STEPHENS W. Thomas Stephens Chairman and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Capacity	Dates

/s/ W. THOMAS STEPHENS W. Thomas Stephens	Chairman and Chief Executive Officer, Director (Principal Executive Officer)	May 12, 2005
/s/ THOMAS E. CARLILE Thomas E. Carlile	Chief Financial Officer (Principal Financial Officer)	May 12, 2005
/s/ SAMUEL K. COTTERELL Samuel K. Cotterell	Vice President and Controller (Chief Accounting Officer)	May 12, 2005
* Samuel M. Mencoff	Director
* Thomas S. Souleles	Director
* Christopher J. McGowan	Director
* Zaid F. Alsikafi	Director
John W. Madigan	Director

*
The undersigned, by signing his name hereto, does sign and execute this Amendment No. 5 to the Registration Statement pursuant to the Power of Attorney executed by the above-named officers and directors of Boise Cascade Company and previously filed with the Securities and Exchange Commission.

/s/ W. THOMAS STEPHENS W. Thomas Stephens Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement.*
2.1
Purchase Agreement, dated as of July 26, 2004, by and among OfficeMax Incorporated (f/k/a Boise Cascade Corporation) ("OfficeMax"), Boise Southern Company, Minidoka Paper Company, Forest Products Holdings, L.L.C. ("Forest Products") and Boise Land & Timber Corp. ("Timber Corp."), as amended by that certain First Amendment to Purchase Agreement, dated as of October 23, 2004 and that certain Second Amendment to Purchase Agreement, dated as of October 28, 2004.*
2.2	Purchase and Sale Agreement, dated December 21, 2004, by and among Timber Corp., Boise Cascade, L.L.C., Meriwether Investments LLC, Forest Products and Forest Capital Partners, LLC.*
3.1	Amended and Restated Certificate of Incorporation.
3.2	Amended and Restated By-Laws.
4.1	Form of certificate of Class A Common Stock of Boise Cascade Company.*
4.2
Indenture, dated as of October 29, 2004, by and among Boise Cascade, L.L.C., Boise Cascade Finance Corporation ("Boise Finance"), Boise Cascade Holdings, L.L.C. ("Boise Holdings"), as Guarantor, the other guarantors named therein and U.S. Bank National Association.*
4.3	Senior Note Registration Rights Agreement, dated October 29, 2004, by and among Boise Cascade, L.L.C., Boise Finance, the guarantors listed thereto and the initial purchasers named therein.*
4.4
Senior Subordinated Note Registration Rights Agreement, dated October 29, 2004, by and among Boise Cascade, L.L.C., Boise Finance, the guarantors listed thereto and the initial purchasers named therein.*
5.1	Opinion of Kirkland & Ellis LLP.*
10.1	Additional Consideration Agreement, dated as of October 29, 2004, by and between OfficeMax and Boise Cascade, L.L.C.*
10.2
Amended and Restated Paper Purchase Agreement, dated as of October 29, 2004, by and among Boise Paper, L.L.C., Boise Cascade Office Products Corporation d/b/a/ Boise Office Solutions and OfficeMax (together with the Assignment Assumption and Consent Agreement, dated as of October 29, 2004, by and among OfficeMax, Boise White Paper, L.L.C., OfficeMax Contract, Inc. and OfficeMax North America, Inc.).*†
10.3	Mutual Administrative Services Agreement, dated as of October 29, 2004, by and between OfficeMax and Forest Products.*
10.4	Boise Cascade Aviation Operation Agreement, dated as of October 29, 2004, by and between OfficeMax and Boise Cascade Aviation, L.L.C.*
10.5	Registration Rights Agreement for Boise Holdings, dated as of October 29, 2004, by and among Boise Holdings, Forest Products and OfficeMax.*
10.6
Credit Agreement, dated as of October 29, 2004, by and among Boise Holdings, Boise Cascade, L.L.C., Boise Land & Timber Holdings Corp. ("Timber Holdings"), Timber Corp., the lenders party thereto and JPMorgan Chase Bank, N.A. ("JPMorgan").*
10.7	Amendment and Restated Agreement, dated as of April 18, 2005, by and among Boise Holdings, Timber Holdings, Timber Corp., the lenders party thereto and JPMorgan.*

10.8	Reaffirmation Agreement, dated as of April 18, 2005, by and among Boise Holdings, Timber Holdings, Timber Corp., the lenders party thereto and JPMorgan.*
10.9
Guarantee and Collateral Agreement, dated as of October 29, 2004, by and among Boise Holdings, Boise Cascade, L.L.C., Timber Holdings, Timber Corp., certain of the subsidiaries of Boise Cascade L.L.C., and Timber Corp. as identified therein and JPMorgan.*
10.10	Promissory Note, dated as of October 29, 2004, in the original principal amount of $218,670,457.08 made by Timber Corp. in favor of Boise Cascade L.L.C.*
10.11	Promissory Note, dated as of February 4, 2005, in the original principal amount of $264,798,660.05 made by Boise Cascade, L.L.C. in favor of Timber Corp.*
10.12
Installment Notes, dated as of October 29, 2004, in the original principal amount of $1,635,000,000, made by Boise Land & Timber, L.L.C. and Boise Land & Timber II, L.L.C., each a wholly-owned subsidiary of Timber Corp., in favor of each of the Company and Boise Southern Company.*
10.13	Employment Agreement, dated October 29, 2004, between Boise Cascade, L.L.C and W. Thomas Stephens.*
10.14	Form of Executive Officer Severance Agreement by and between the Company and each of Miles A. Hewitt, Karen E. Gowland, Judith M. Lassa, Wayne M. Rancourt and Robert E. Strenge.*
10.15	Form of Executive Officer Severance Agreement by and between the Company and each of John W. Holleran, Stanley R. Bell, Thomas E. Carlile and Thomas A. Lovlien.*
10.16	Boise Cascade, L.L.C. Supplemental Pension Plan.*
10.17	Boise Cascade, L.L.C. Supplemental Early Retirement Plan for Executive Officers.*
10.18	Boise Cascade, L.L.C. 2004 Incentive Award Plan.*
10.19	Boise Cascade, L.L.C. 2004 Deferred Compensation Plan.*
10.20	Boise Cascade, L.L.C. Supplemental Life Plan.*
10.21	Boise Cascade, L.L.C. Supplemental Healthcare Plan for Executive Officers.*
10.22	Description of Annual Incentive Awards with respect to 2004 Incentive and Performance Plan.*
10.23	Form of Boise Cascade Company Incentive and Performance Plan.*
10.24	Form of Annual Incentive Award Agreements with respect to 2005 Incentive and Performance Plan.*
10.25	Management Equity Agreement, dated November 29, 2004, by and between Forest Products and each of the persons listed on the signature pages thereto.*
10.26
Going Public Agreement, dated as of April 27, 2005, by and among Boise Cascade Holdings, L.L.C., Boise Land & Timber Holdings Corp., OfficeMax Incorporated, Kooskia Investment Corporation and Forest Products Holdings, L.L.C.*
10.27	Form of Indemnification Agreement by and between the Company and each of its executive officers and directors.*
21.1	Subsidiaries of the registrant.*
23.1	Consents of KPMG LLP, an Independent Registered Public Accounting Firm.*
23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).*

24.1	Power of Attorney.*

*
Filed previously.

†
Certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 406 of the Securities Act of 1933, as amended.

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX